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                                                                    Exhibit 11.1

                              IDENTIX INCORPORATED
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE


                                                                 Three Months Ended
                                                                    September 30,
                                                                1996              1995
                                                            -----------       -----------
Net income                                                  $   160,000       $   127,000
                                                            ===========       ===========

Number of shares used in computing per share amounts:

     Weighted average common shares outstanding              24,322,000        22,813,000

     Common equivalent shares attributable to
       stock options and warrants                               800,000         1,358,000
                                                            -----------       -----------
     Total weighted average common and common
       equivalent shares outstanding                         25,122,000        24,171,000
                                                            ===========       ===========

Net income per share                                        $      0.01       $      0.01
                                                            ===========       ===========